Exhibit 10.18
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN:

PREMIER GOLD MINES USA, INC.
(A subsidiary of i-80 Gold Corp)
a company incorporated under the laws of the State of Delaware
(hereinafter called "Premier USA" or the “Corporation”)

- and -

RYAN SNOW
(hereinafter called the "Executive")

This agreement is effective as of April 08, 2021.

WHEREAS Premier USA and the Executive (and, collectively, the “Parties”) acknowledge the importance of ensuring that the Executive is employed on fair and reasonable terms;
AND WHEREAS Premier USA is a wholly owned subsidiary of i-80 Gold Corp. ("i-80"), a reporting issuer in Canada listed on the Toronto Stock Exchange (the "TSX");
AND WHEREAS the Corporation wishes to ensure that the Executive will be committed to the success of Premier USA and i-80 and that the Executive will devote their full professional time and energy to the operations of the Corporation except as otherwise provided for herein;
AND WHEREAS the Corporation is offering employment to the Executive on the terms and conditions set forth in this employment agreement (the “Agreement”), and the Executive wishes to accept employment with the Corporation on the terms and conditions of this Agreement;
AND WHEREAS it is also acknowledged that as part of their employment with Premier USA, the Executive may also be assigned to perform certain duties and responsibilities on behalf of Premier USA’s subsidiaries, and its parent corporation, i-80; and
NOW THEREFORE, in consideration of the Executive’s commitment to perform their duties in a professional and competent manner, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Employment
1.1Employment – Premier USA agrees to employ, and the Executive hereby accepts employment with Premier USA, on a full-time basis as Chief Financial Officer on the terms set out in this Agreement. In this position the Executive shall report to Premier USA's President.
1.2Responsibilities and Duties –The Executive shall provide such management services as requested by Premier USA and shall perform such duties and responsibilities and exercise such powers as may from time to time be reasonably assigned to the Executive by the Corporation. As Chief Financial Officer, the Executive shall perform those duties and responsibilities set out in Schedule A and which are commensurate with the Executive's role. The Executive agrees that he will act in the best interests of i-80 and the Corporation, and that he will faithfully discharge his duties and responsibilities hereunder to the best of his abilities. The Executive will devote his professional time and attention to the business and affairs of the Corporation and i-80 and given his senior executive role, the Executive acknowledges that his hours of work will vary from time to time, and may include long days and weekends, depending on the needs of the business.
Private and Confidential

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1.3The Executive agrees that he shall not undertake any additional business or occupation or become a director, officer, employee or agent of any other Person without obtaining prior written approval from Premier USA. The Executive hereby represents and warrants that he has disclosed to Premier USA any outside employment or consulting work or any other offices or directorships held by him on the Effective Date as outlined in Schedule "B" attached hereto. Premier USA hereby approves the Executive's continued involvement in those roles, provided that these external activities will not unduly interfere with the performance of his duties and responsibilities on behalf of Premier USA and Premier.
1.4Term - The terms of this Agreement shall commence effective immediately following the completion of the plan of arrangement (the “Arrangement”) pursuant to which i-80 acquires Premier USA (the “Effective Date”) and shall continue for an indefinite period until this Agreement and the Executive’s employment is terminated pursuant to Article 3 hereof or otherwise upon the mutual agreement of the Parties.
2.Compensation and Benefits
2.1Base Salary - The Executive shall receive an annual base salary of US$265,000 (the "Base Salary"), which shall be payable by Premier USA in accordance with the Corporation’s normal payroll practices as they may be amended from time to time. The payment of the Base Salary shall be subject to applicable statutory deductions and withholdings. The Executive may be eligible for future reviews or adjustments in their Base Salary as may be determined by the Corporation at its sole discretion.
2.2Initial Option Grant - As an inducement to enter into this Agreement, i-80 will, subject to approval of the Toronto Stock Exchange and applicable securities laws, grant to the Executive stock options to purchase 250,000 common shares of i-80 as of the later of the Effective Date of this Agreement and the listing of i-80 on the Toronto Stock Exchange. Subject to the approval of the i-80 board of directors, the options will be granted pursuant to, and shall be subject to the terms and conditions of, the i-80 Omnibus Share Incentive Plan and will vest on the following schedule: (i) 100,000 shares on the first day of trading of the i-80 common shares on the Toronto Stock Exchange, (ii) 100,000 shares on the six month anniversary of the first day of trading of the i-80 common shares on the Toronto Stock Exchange, and (iii) 50,000 shares on the twelve month anniversary of the first day of trading of the i-80 common shares on the Toronto Stock Exchange. The exercise price for these options shall be equal to the offering price of the i-80 common shares in the private placement financing to be completed concurrently with the Arrangement. The initial option grant is not considered to part of Executive’s Base Salary.
2.3Incentive Bonus - The Executive shall also be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based on certain criteria and at the discretion of the Board of Directors of Premier USA. The payment of this Incentive Bonus shall be conditional upon the overall operational and financial performance of Premier USA and i-80, and upon the Executive’s achievement of certain personal performance criteria and milestones to be agreed annually between the Executive and the Corporation. The Executive acknowledges that: (i) the terms and criterion of the Incentive Bonus may change each calendar or fiscal year at the discretion of the Corporation; (ii) the Executive has no expectation that in any calendar or fiscal year there will be an Incentive Bonus; (iii) the amount of the Incentive Bonus, if any, that the Executive may be awarded may change from year to year; (iv) any Incentive Bonus paid to the Executive does not form part of the Executive's Base Salary, regular compensation or regular wages, and (v) the Executive must be actively employed by the Corporation on the date an Incentive Bonus is paid out in order to receive such bonus. If Premier USA terminates Executive’s employment for any reason other than for Cause (as defined in Section 3.2) or death or disability (as defined in Section 3.3), the Incentive Bonus shall be paid out on a pro-rata basis at target in accordance with Section 3.4 or 3.6 of the Agreement, as applicable.
2.4Long-Term Incentive Bonus - Executive may be eligible to receive long-term incentive compensation, as determined by the Corporation in its sole discretion and pursuant to the Corporation’s plans in effect from time to time.
2.5Equity Incentive Awards - The Executive shall be entitled to participate in i-80's equity compensation plans (the "Equity Compensation Plans"), including the i-80 Omnibus Share Incentive Plan. Annual incentive awards ("Awards") provided under the Equity Compensation

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Plans, including the grant of stock options, restricted share units and performance share units will be determined at the discretion of the Compensation Committee of the board of directors of i-80 and shall be treated in accordance with the applicable Equity Compensation Plan terms and the Award agreement.

Except as may be otherwise provided for herein, the Executive specifically acknowledges and agrees that in the event that he resigns, or his employment is terminated by Premier USA for Cause (as defined below in Section 3.2), the Executive shall only be eligible to exercise any Awards that vested on or prior to the effective date of his resignation or termination of employment in accordance with the terms and conditions of the applicable Equity Compensation Plan. Except as may be otherwise provided for herein, the Executive acknowledges that any Awards that remain unvested as of the effective date of his resignation or termination of employment for Cause shall be immediately cancelled and shall not be exercisable by the Executive thereafter. The Executive specifically acknowledges and agrees that he shall not be eligible to receive any compensation whatsoever arising out of the cancellation of: (i) any Award that had vested on or prior to the effective date of the Executive's resignation or termination of employment (with or without Cause) that the Executive fails to exercise following such resignation or termination in accordance with the terms of the applicable Equity Compensation Plan and the Award agreement; (ii) any Award that had vested on or prior to the effective date of the Executive's resignation or termination of employment if the Toronto Stock Exchange (or other principal stock exchange on which the shares of i-80 are then listed) should, for any reason, require i-80 to cancel or otherwise prevent, or in any way restrict, the exercise of such Awards; and (iii) any Award that is cancelled upon the Executive's resignation or termination of employment for Cause.
2.6Benefits - The Executive shall be eligible to participate in any group benefit plans that are provided by Premier USA to its employees in accordance with the terms and conditions of such plans. The Executive acknowledges and agrees that Premier USA has the right to amend or discontinue such plans, or to change benefits carriers, from time to time in its sole discretion and nothing herein shall require the adoption or maintenance of any such plan. The Executive acknowledges that they may be responsible for the costs of a portion of this plan.
2.7Vacation - The Executive shall be eligible for four (4) weeks of paid vacation in each calendar year, which amount shall be prorated for any partial calendar year worked. Vacation shall be taken by the Executive in the year in which it is earned, and, unless otherwise approved in writing by Premier USA, the Executive may carry over only a maximum of ten (10) business days of vacation time into any subsequent year. Any vacation time that is carried over by the Executive must be used within the subsequent calendar year or it will be forfeited by the Executive, subject to any requirements under applicable law.
The Executive shall take their vacation at a time or times reasonable for each of the Parties in the circumstances, taking into account the staffing requirements of Premier USA and the need for timely performance of the Executive’s responsibilities.
2.8Expenses - The Executive shall be reimbursed for reasonable and proper expenses incurred by them in connection with the performance of the Executive’s duties and responsibilities hereunder. Premier USA shall reimburse the Executive for any business expenses that are actually and properly incurred by them in accordance with the Corporation’s normal expense policies and/or practices, as they are amended from time to time, and upon the Executive providing appropriate receipts or other vouchers in support of the claim for reimbursement.
2.9Directors and Officers Liability Insurance - The Executive shall receive coverage under the Corporation’s and i-80’s liability insurance policy for directors and officers in accordance with the terms of such policy, as it may be amended by the Corporation or i-80 from time to time.
3.Termination of Employment
3.1Termination by Executive - The Executive may resign their employment for any reason provided that the Executive gives Premier USA at least three (3) months notice in writing. Premier USA may, at its option, accelerate such termination date to any date at least two weeks after the

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Executive provides written notice of termination to the Corporation. The Corporation may also, at its option, relieve the Executive of all duties and authority after notice of termination has been provided. Upon resignation, the Executive shall have no entitlement to further compensation except for unpaid Base Salary and vacation earned to the effective date of resignation, or any other compensation which is due and owing to the Executive on the effective date of resignation or termination pursuant to this paragraph, unless the Corporation accelerates termination or relieves Executive of all duties, in which case payment shall be paid through the notice period. All of the Executive's benefits and any other allowances or perquisites shall immediately cease upon the effective date of the Executive's resignation, unless otherwise provided pursuant to the terms of such benefit plans or pursuant to rights under COBRA, 29 U.S.C. 1161 et seq.
3.2Termination for Cause – Premier USA may immediately terminate the Executive's employment at any time for Cause without notice except for unpaid Base Salary and vacation earned to the effective date of termination, or any other compensation which is due and owing to the Executive on the effective date of termination. All of the Executive's benefits and any other allowances or perquisites shall cease immediately upon termination of the Executive's employment for Cause. For the purposes of this Agreement, Cause includes, without limitation:
3.2.1the neglect or wilful failure by the Executive to substantially perform their duties (except by reason of any bona fide disability);
3.2.2the Executive’s gross negligence or incompetence in the performance of their duties and responsibilities;
3.2.3the Executive's misconduct involving the property, business or affairs of Premier or Premier USA;
3.2.4theft, fraud or dishonesty by the Executive;
3.2.5the Executive’s conviction of a felony offense;
3.2.6the Executive’s failure to disclose any material facts concerning their business interests outside of their employment with the Corporation, or any other conflict of interest involving the Executive;
3.2.7the Executive's material breach of this Agreement, or of any fiduciary obligation owing by the Executive to the Corporation;
3.2.8any material failure by the Executive to comply with any applicable law or regulation, or any lawful and reasonable resolution of the Board of Directors of i-80 or Premier USA (or a committee thereof), or the shareholders of i-80 or Premier USA; or
3.2.9any other conduct by the Executive that would be determined by a court of competent jurisdiction to constitute cause from time to time.
3.3Cessation of Employment upon Death or Disability – The Parties agree that the Executive’s employment shall cease, and this Agreement shall terminate, automatically upon the Executive’s death or, at Premier USA’s discretion, upon the Executive’s Disability. In the event that the Executive’s employment ceases pursuant to this Section 3.3, the Executive (or the Executive’s estate) shall be eligible to receive any unpaid Base Salary and vacation earned to the date that their employment ceases, as well as any other compensation which is due and owing to the Executive on the date that their employment ceases. Further, the Executive will have no right to any unvested benefit or any other compensation or payment after the last day of the month in which the Executive’s death or Disability occurred. For the purposes of this Agreement, “Disability” means the incapacity or inability of the Executive, whether due to an accident, sickness or otherwise, as determined by a medical doctor acceptable to Premier USA and confirmed in writing by such doctor, to perform the essential functions of the Executive’s position for a period of more than 180 days, whether or not consecutive, in any period of twelve (12) months.
3.4Termination Following a Change of Control - In the event that a Change of Control occurs, and an Involuntary Termination subsequently occurs within the twelve (12) month period

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immediately following the Change of Control, Premier USA will pay in a lump sum, as severance pay:
3.4.1The Executive shall be paid an amount equal to twenty-four (24) months of Executive’s Base Salary at the rate in effect on the termination date in addition to the Incentive Bonus in accordance with Section 2.3, less applicable taxes and withholdings;
3.4.2Any Awards pursuant to an Equity Compensation Plan that have been previously granted to the Executive that have not yet vested shall immediately vest and, if applicable be exercisable, by the Executive in accordance with the terms and conditions of the Plan. The Parties agree that the Executive shall have the benefit of this accelerated vesting provision, notwithstanding any term or condition to the contrary that is contained in the Plan (or in the applicable grant of options) or in this Agreement;
3.4.3Premier USA will pay the Executive an amount equal to the monthly employee cost of family coverage under the Corporations then current plan (calculated as of the date that is immediately prior to the date of termination) times 24, less applicable withholding and other statutory obligations. In addition, Premier USA will pay the Executive the amount, less applicable withholding and other statutory obligations, which amount is intended to reflect a reasonable estimate of the premiums the Executive would have paid for life and disability benefits for the twenty-four (24) month period following the Executive's termination of employment had such termination not occurred. Payments pursuant to this paragraph will be paid in all cases on or before March 15th of the year following the year in which the Executive's termination of employment occurs, unless the Executive has failed to timely execute a Release as described in Section 3.6.2, in which case the Executive shall forfeit any right to such amount; and
3.4.4All payments under Section 3.4 shall be made in accordance with and subject to the provisions of Section 3.6.2.
3.5For the purposes of this Agreement:
3.5.1"Change of Control" is defined as:
(a)any Person or group of Persons acting jointly or in concert within the meaning of the Securities Act (Ontario) (in this paragraph, an "Acquiror"), other than through an offering of securities undertaken with the approval of the Board of i-80, acquires control or is deemed to acquire control (including, without limitation, the right to vote or direct the voting) of Voting Securities of i-80 which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and associates (within the meaning of the Business Corporations Act (Ontario)) and affiliates of the Acquiror to cast or to direct the casting of more than 50% of the votes attached to all of the outstanding Voting Securities of i-80 which may be cast to elect directors of i-80 (regardless of whether a meeting has been called to elect directors);
(b)the shareholders of i-80 approve all resolutions required to permit any Person or group of Persons acting jointly or in concert (within the meaning of the Securities Act (Ontario)) to accomplish the result described in subparagraph (a) above, even if the securities have not yet been issued or transferred to, or acquired by, that Person or group of Persons;
(c)i-80 shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of i-80 shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of i-80 and the subsidiaries thereof as at the end of the most recently completed financial year of i-80 or (B) which during the most recently

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completed financial year of i-80 generated, or during the then current financial year of i-80 are expected to generate, more than 50% of the consolidated operating income or cash flow of i-80 and the subsidiaries thereof, to any Person or group of Persons (other than one or more subsidiaries of i-80), in which case the Change in Control shall be deemed to occur on the date of the transfer of the property of assets representing one dollar more than 50% of the consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B), as the case may be;
(d)the shareholders of i-80 approve all resolutions required to permit any Person or group of Persons to accomplish the result described in subparagraph (c) above, even if the transfer has not been completed;
(e)Incumbent Directors cease to constitute a majority of the Board (which, for the purposes of this paragraph, an "Incumbent Director" shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of i-80); or
(f)the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Change of Control has occurred, or that such a Change of Control is imminent, in which case, the date of the Change of Control shall be deemed to be the date of such resolution.
3.5.2"Change Affecting the Executive's Employment" is defined as:
(a)without Executive’s written consent, any material change in the employment conditions of the Executive that would materially adversely affect the nature and status of the Executive's duties and responsibilities, including, without limitation, any change in title, position or reporting relationship;
(b)without Executive’s written consent, a material reduction in the Executive's Base Salary in effect at the time of the Change of Control;
(c)a material breach of this Agreement; or
(d)any material change to the terms and conditions of the Executive's employment that is ultimately determined by a court of competent jurisdiction to constitute constructive dismissal.
(e)Notwithstanding the above, the occurrence of any of the events described above will not constitute Change Affecting the Executive's Employment unless Executive gives the Corporation written notice within 30 days of such event that such event constitutes Change Affecting the Executive's Employment, the Corporation thereafter fails to cure the event within 30 days after receipt of such notice and Executive terminates his employment hereunder within 20 days following such 30-day cure period.
3.5.3"Involuntary Termination" is defined as:
(a)the termination by the Corporation of the Executive's employment for any reason (other than the cessation of employment caused by the Executive's death or disability, or the Executive's termination of employment for Cause) at any time during the twelve (12) month period following a Change of Control;
(b)the resignation by the Executive of his employment within a ninety (90) day period immediately following any Change Affecting the Executive's Employment that occurs within the twelve (12) month period following a Change of Control; or

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3.5.4"Voting Securities" is defined as the common shares of i-80 and any other shares entitled to vote for the election of directors of i-80 and shall include any security, whether or not issued by i-80, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of i-80 including any options or rights to purchase any such shares or securities.
3.6Termination Without Cause – The Parties agree that the Executive shall be employed by Premier USA on an “at will” basis. There shall be no fixed date for termination of this Agreement, and the Executive’s employment shall continue until this Agreement is terminated pursuant to Article 3 hereof or otherwise upon the mutual agreement of the Parties. This is an “at will” employment relationship and, as such, no cause is required by either Premier USA or the Executive for termination of employment.
3.6.1Premier USA may terminate Executive’s employment under this Agreement without advance notice, however, Premier USA will make a reasonable effort to provide Executive with three (3) months’ advance notice. If Premier USA terminates Executive’s employment for any reason other than for Cause (as defined in Section 3.2) or death or disability (as defined in Section 5.3), Premier USA will pay in a lump sum, as severance pay, an amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect on the termination date in addition to the Incentive Bonus in accordance with Section 2.3, less applicable taxes and withholdings.
3.6.2Such payment will be made on the 2nd regularly scheduled pay date following the end of the Revocation Period (as defined below), but in no instance later than March 15 of the year following the year of such termination. Executive shall only be entitled to such severance pay if Executive signs (and then Executive does not rescind, as may be permitted by law) a general release of claims in favor of Premier USA in a form acceptable to Premier USA within the time period specified in the release, provided, however, that such release of claims shall only require Executive to release Premier USA from claims relating directly to Executive’s employment and the termination thereof, and shall not require Executive to release claims relating to vested Executive benefits or relating to other matters, including, but not limited to, claims relating to Executive’s status as a shareholder of the Company within the time frame specified therein. The Company will provide the release to the Executive within ten (10) days following the date of the Executive’s termination of employment, and in all cases no later than a date such that the last day of any revocation period (the “Revocation Period”) described in the release will occur on or before February 28th of the year following the year in which the Executive’s termination of employment occurs. If the Executive fails to execute the release within the time period specified therein, or revokes a previously executed release within the revocation period specified therein, the Executive will forfeit any right to payments under this Section. Upon termination, Executive will have no rights to any unvested benefits or any other unearned compensation or payments except as stated in this paragraph.
3.6.3Premier USA will pay the Executive an amount equal to the monthly employee cost of family coverage under the Corporations then current plan (calculated as of the date that is immediately prior to the date of termination) times 12, less applicable withholding and other statutory obligations. In addition, Premier USA will pay the Executive the amount, less applicable withholding and other statutory obligations, which amount is intended to reflect a reasonable estimate of the premiums the Executive would have paid for life and disability benefits for the twelve (12) month period following the Executive's termination of employment had such termination not occurred. Payments pursuant to this paragraph will be paid in all cases on or before March 15th of the year following the year in which the Executive's termination of employment occurs, unless the Executive has failed to timely execute a Release as described in Section 3.6.2, in which case the Executive shall forfeit any right to such amount.
3.7Full and Final Satisfaction - The benefits and payments provided to the Executive pursuant to Section 3.3 above are inclusive of any and all statutory and other obligations that Premier USA has to the Executive arising out of the termination of their employment. The Parties understand and agree that the payments set out in Section 3.3 above will be provided in full and final satisfaction of Premier USA’s obligations to the Executive upon the termination or cessation of their employment.

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3.8Section 280G Matters. In the event that any payment, accelerated vesting or other benefit payable to Executive under this Agreement together with any other benefits received by Executive under any other Agreement would constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”), Executive will be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. The repayment and/or reduction of payments or benefits which would be Parachute Payments (each a “Payment”) contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payments with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. Any such repayment or reduction will in all events comply with 409A. For purposes of the foregoing, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Payment.
3.9Resignation as Director or Officer - In the event that the Executive is a director or an officer of i-80 or any of its subsidiaries or affiliates as at the date that this Agreement and the Executive's employment is terminated for any reason whatsoever, the Executive undertakes to immediately tender his resignation in writing from any position that the Executive holds as a Director or an Officer of i-80 or any of its subsidiaries or affiliates, and that such resignation shall be effective upon the date of the Executive's resignation or termination, or the date that the Executive's employment ceases by reason of death or disability.
3.10Return of i-80 Property and Confidential Information - Upon the termination of the Executive's employment for whatever reason, or otherwise upon the request of Premier USA, the Executive agrees to immediately surrender to Premier USA any of the Corporation’s property that is under their control or possession, including, without limitation, any access passes, equipment, corporate credit cards, cellular telephone, laptop computer, keys, and any Confidential Information together with any copies or reproductions thereof and, further, the Executive undertakes to delete and destroy any files on any computer system, retrieval system or database (other than the Executive’s computer issued to them by the Corporation) that is not in the possession or control of the Corporation that may contain any Confidential Information belonging to i-80 or Premier USA or to any of their respective subsidiaries or affiliates.
4.Non-Disclosure, Non-Competition and Non-Solicitation
4.1For the purposes of this Agreement:
4.1.1“Competitive Entity” means any Person that is engaged in the mining, exploration or development of precious or base metal mineral resources or projects anywhere in the Restricted Area.
4.1.2“Confidential Information” means any confidential or proprietary information belonging to i-80 or Premier USA or to any of their respective subsidiaries or affiliates, including, without limitation:
(a)any information concerning any resource property or technical information concerning any resource property in which i-80 or Premier USA or any of their respective subsidiaries or affiliates has an ownership or other interest;
(b)any operational, scientific or technical information, including production, resource and reserve information, technical drawings and designs, assay results and drilling results;

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(c)any information relating to the operating results, borrowing arrangements or financial information, including cost and performance data, capital structure, and holdings of investors;
(d)business plans and strategies;
(e)any information which is generally regarded as confidential or proprietary by the Corporation;
(f)any information contained in any of the Corporation’s written or oral policies and procedures or employee manuals, and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations; and
(g)any information belonging to suppliers, customers, vendors, subsidiaries or affiliates of i-80 or Premier USA which the Corporation has agreed to hold in confidence or that is subject to a confidentiality agreement between i-80 or Premier USA and any third party.
For greater clarity, Confidential Information shall not include any information that: (i) is as of the Effective Date or subsequently becomes generally available to the public, other than through a breach of this Agreement, (ii) becomes available to the Executive on a non-confidential basis from a source other than i-80 or Premier USA or their respective subsidiaries or affiliates, provided that such information is not subject to an existing confidentiality agreement between any third party and i-80 or Premier USA or any of their respective subsidiaries or affiliates, or (iii) is required to be disclosed by operation of law or by the decision or order of a court or administrative tribunal of competent jurisdiction.
4.1.3“Person” means any individual, firm, corporation, association, limited liability company, unlimited liability company, partnership, or any other legal or business entity.
4.1.4“Restricted Area” means (i) the resource properties in which i-80 Gold or any of its subsidiaries or affiliates has an ownership or other interest or an option to acquire title or an interest in such property as of the date that this Agreement; and (ii) the geographic area contained within one kilometer from the exterior boundaries of any resource property in which i-80 Gold or any of its subsidiaries or affiliates has an ownership or other interest or an option to acquire title or an interest on the date that this Agreement terminates for any reason.
4.2Non-Disclosure of Confidential Information - The Executive agrees that during their employment, the Executive has been, and will continue to be, given access to and entrusted with, Confidential Information. The Executive further agrees that this Confidential Information is the exclusive property of i-80 and/or Premier USA, and that i-80 and/or Premier USA has the right to protect and maintain its Confidential Information. Accordingly, the Executive agrees that without the prior written consent of i-80 and/or Premier USA, at any time during the Executive’s employment or following the termination of this Agreement, however caused, they shall not directly or indirectly communicate or disclose to any Person or use for any purpose other than in furtherance of i-80’s or Premier USA’s business, any of the Confidential Information. The Parties agree that the Executive’s obligations under this Agreement are in addition to any obligations that the Executive has under state or federal law.
4.3Non-Competition - The Executive acknowledges that the Executive’s services are unique and extraordinary, and that their key position will give the Executive access to Confidential Information of substantial importance to i-80 and Premier USA. Accordingly, the Executive hereby covenants and agrees that, during the Executive’s employment and for a period of twelve (12) months following the termination of this Agreement, however caused, the Executive will not, without the prior written approval of Premier USA, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of any publicly-traded entity) or in any other manner whatsoever, be employed or retained by, be engaged in or connected with

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in the capacity similar to a role held by the Executive in the twelve (12) months' preceding his termination (however caused and for any reason), have any interest in, or lend his name to, any Competitive Entity that has an ownership or other interest in any property in the Restricted Area or is operating in the Restricted Area.
4.4Non-Solicitation of Employees and Contractors - The Executive agrees that, during their employment and for a period of twelve (12) months following the termination of this Agreement, however caused, the Executive will not, directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person:
4.4.1employ or retain any Person who is employed or retained by i-80 or Premier USA as an employee, consultant or independent contractor on the date that this Agreement terminates for any reason; or
4.4.2induce or solicit, or attempt to induce or solicit, or assist any Person to induce or solicit, such employee, consultant or independent contractor to leave their employment or retainer with i-80 or Premier USA.
4.5Fiduciary Obligations - The Executive acknowledges that the restrictive covenants contained in this Agreement are in addition to any obligations which the Executive may now or may hereafter owe to i-80 or Premier USA (including any fiduciary or other obligations at common law), and that the obligations contained in this Agreement do not replace any rights of i-80 or Premier USA with respect to any such other common law duties owed to the Corporation by the Executive.
4.6Restrictions Reasonable - The Executive acknowledges that the limitations of time, geography and the definition of Competitive Entity set out in this Agreement are reasonable and necessary to protect the legitimate business interests of i-80 and Premier USA. The Executive agrees that these limitations are not unduly restrictive of them, are not injurious to the public, and will not prevent them from obtaining alternate employment or earning a living. The Executive further agrees that these covenants are necessary to protect the goodwill and other proprietary interests of i-80 and Premier USA and its subsidiaries and affiliates, given that the Executive has had access to and is familiar with the affairs, trade secrets, business plans, and Confidential Information of i-80 and Premier USA and its subsidiaries and affiliates. The Executive specifically agrees to the restrictive covenants contained in Article 4 as a term and condition of their employment with Premier USA and acknowledges that they have received good and adequate consideration for providing the restrictive covenants contained herein, including, and without limitation, the grant of stock options.
4.7Injunctive Relief - The Executive acknowledges that the breach or threatened breach of any provision of Article 4 will cause i-80 and Premier USA to suffer irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that i-80 or Premier USA shall be entitled, in addition to any other relief available to it in law or in equity and without the requirement of posting a bond or other security, to the granting of injunctive relief without proof of actual damages or the requirement to establish the inadequacy of any of the other remedies available to them. The Executive covenants not to assert any defence in proceedings regarding the granting of an injunction or specific performance based on the availability to i-80 or Premier USA of any other remedy.
4.8Survival - The provisions of Article 4 shall survive the termination of this Agreement and/or the employment of the Executive with Premier USA, irrespective of how such termination is caused.
5.Notices
5.1Notices - Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given by (i) personal delivery, (ii) mailed by registered mail, postage prepaid with return receipt requested, (iii) delivered by overnight or same-day courier service, or (iv) facsimile or email transmission, to the address set forth below or at such other address as designated by notice by either party to the other. Notices delivered personally or by overnight or same-day courier service are deemed to be given and received as of the date of actual receipt. Notices mailed by registered mail are deemed to be given and received five business days after mailing. Notices delivered by facsimile or email transmission are deemed to be given and received on the next business day following the date that the facsimile or email transmission is sent.

        Page 11.

To Premier Gold Mines USA, Inc.
Premier Gold Mines USA, Inc.
1100 Russell St
Thunder Bay, ON P7B 5N2

Attention:    Ewan Downie - CEO
Telephone:    (807) 346-1394
Email:        edownie@i80gold.com

To the Executive:
Ryan Snow
rsnow@zagmail.gonzaga.edu

Any party may change its address for service from time to time by providing written notice to the other party in accordance with this Section 5.1, and any subsequent notice shall be sent to such party at its amended address.
6.General Provisions
6.1Entire Agreement - This Agreement constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations, and discussions between them, whether oral or written, relating to the subject matter hereof. The Executive specifically agrees that this Agreement shall, and is intended to, supersede, and replace any existing or previous agreements relating to the Executive’s employment or to their post-employment obligations. There are no conditions, warranties, representations, or other agreements between the Parties (whether oral or written, express or implied, statutory, or otherwise) except as specifically set out in this Agreement.
6.2Condition of Employment – The Parties agree that Premier USA’s obligations to the Executive under this Agreement are conditioned upon the Executive’s timely compliance with requirements of the United States immigration laws.
6.3Representation of Executive – The Executive represents and warrants to the Corporation that they are free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any third party that restrains or is in conflict with the Executive’s performance of the covenants, services and duties provided for in this Agreement. The employee agrees to indemnify the Corporation and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that, the forgoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of such contract, commitment, arrangement or understanding.
6.4Amendment and Waiver - No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by the law.
6.5Severability - Each article, section and paragraph of this Agreement is a separate and distinct covenant and is severable from all other separate and distinct covenants. If any covenant or provision herein contained is determined to be void or unenforceable in whole or in part, to the extent only that it is void or unenforceable, it shall be deemed modified to the extent necessary so that it is no longer void or unenforceable, and such provision shall be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision declared invalid or unenforceable with a valid or enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that

        Page 12.

it is void or unenforceable, shall be deemed severed from this Agreement and such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement. The remaining provisions of this Agreement will be valid, enforceable and remain in full force and effect.
6.6Independent Legal Advice – The Executive acknowledges that they have read and understand the terms of this Agreement. The Executive further acknowledges that they have had a sufficient opportunity to obtain independent legal advice prior to entering into this Agreement.
6.7Assignment - This Agreement may be assigned by Premier USA to any third party in connection with any sale, merger, amalgamation or other corporate restructuring or reorganization of Premier USA or i-80, provided that there is no material change in any of the terms and conditions of the Executive's employment and/or this Agreement. The Executive may not assign this Agreement or any of the Executive's rights and obligations hereunder. This Agreement is binding upon the Executive, the Executive’s heirs and personal representatives and on the Corporation, its successors and assigns.
6.8Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable thereto, without regard for conflict of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be exclusively brought by the Parties in the courts of the State of Nevada, in Elko County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the Parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding. Each Party further waives any objection to the venue chosen herein. BY SIGNING THIS AGREEMENT, THE EMPLOYEE FURTHER HEREBY VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY. This Agreement is intended to fall within the exception in U.S. Treasury Regulation 1.409A-1(b)(4) for short term deferrals and will be interpreted and administered accordingly.
6.9Costs and Fees Related to Negotiation and Execution of Agreement - Each party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement.
6.10Headings - The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
6.11Counterparts – Premier USA and the Executive agree that this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a party and is transmitted to the other party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.
IN WITNESS WHEREOF this Agreement has been executed by the parties.

        Page 13.

DATED AT RENO, NV , this 14th day of April, 2021.
) ) )
) )	Ryan Snow
DATED AT Thunder Bay, Ontario, this 8th day of April 2021.

)
)	PREMIER GOLD MINES USA, INC.
) )
)	Per:
)	Ewan Downie
)	CEO

        Page 14.

SCHEDULE “A” – DUTIES AND RESPONSIBILITIES

The Parties agree that as Chief Financial Officer, the Executive shall perform such duties and responsibilities as the President and Board may assign to him from time to time that are commensurate with his role as a senior executive, including, without limitation:
•Having overall responsibility for all Corporate accounting services including annual and monthly budgeting
•Responsible for the accurate and timely preparation of the quarterly and annual filings with the relevant securities exchanges;
•Overall responsibility for the enterprise risk management to include corporate risk register and insurance coverage for those risks;
•Having overall responsibility for the treasury function of the company;
•Assisting in resource calculations and other economic studies as required by the Corporation;
•Working in mergers & acquisitions on behalf of the Corporation and conducting negotiations on behalf of the Corporation with respect to such acquisitions;
•Having overall responsibility for all of the information technology services;
•Having overall responsibility for all non-executive USA based Human Resources functions;
•Assisting in dealings with local communities and stakeholders that may be affected by the Corporation's exploration and development activities; and
•Assisting in the Corporation’s investor relations activities, which shall include preparing annual and quarterly reports and budgets as they pertain to such activities, press releases, and such additional reporting to the Board and the Officers of the Corporation as may be requested by them.
The Executive acknowledges and agrees that his duties and responsibilities as described herein may be amended by the President and Chief Executive Officer from time to time, in its sole discretion. The Executive further acknowledges that he will be subject to such policies and directives as he may receive from time to time from the Corporation, and he agrees to implement such lawful and reasonable instructions that the Corporation may provide to him from time to time.

        Page 15.

1.SCHEDULE "B" - DISCLOSURE OF OTHER EMPLOYMENT OR OFFICES
OR DIRECTORSHIPS HELD